UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a -12

Patterson Companies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0 -11.

Patterson Sale Q&A

February 6, 2025

SCRIPT

Presenter	Key Messages
Patrick

Hello Les, thank you for joining me today.

The purpose of this Employee Briefing is to try and provide information to our employees on the transaction and in particular, where we are in the process, how it came about, and what happens next?

Les

Thanks Patrick.

Let me first say, that I appreciate everyone’s patience as we work through this transaction. I know everyone has a lot of questions. With the way the securities laws work, we have to be mindful of what we say about something that will be voted on by our shareholders.

This is a transaction that will require approval by Patterson’s shareholders and when we talk about it, even to our employees, those comments could be construed as a shareholder “solicitation” which is why these communications are scripted and then filed as solicitation materials with the SEC.

Along those same lines, I would also like to start by pointing everyone to our preliminary proxy statement, which was filed last Friday. While I appreciate that proxy statements can be a lengthy read, I think you will find that many of the question you have – such as why did the Board agree to the transaction, how it came about, and how will shareholders get paid on their shares, are answered.

But to help summarize some of what you will see in the proxy statement, we began discussions with Patient Square back in April of 2024. It was at that time that Patient Square first expressed an interest in buying Patterson, indicating that they had been following the company for quite some time and appreciate the value we bring to our customers.

Patrick	So what happened next?

Les	When an entity expresses an interest in acquiring another entity, such as Patterson, it is important to recognize that the Board takes control of the discussions. After the initial meeting, our Board and our Chairman in particular, became involved. We engaged an investment banker and through the spring, summer and fall, supplied due diligence information to Patient Square and its representatives and our Board sought to determine if a transaction with them was in the best interest of our shareholders. Our Board concluded that a transaction at the per share price of $31.35 was in our shareholders best interest and so we signed the merger agreement on December 10, 2024.

Patrick	Thanks Les. So back to the proxy statement, can you help us understand what that is and what it means for our employees?

Les

A proxy statement is something that a company uses to solicit votes from its shareholders at a shareholder meeting. The document details the matters that will be voted on by the shareholders.

You will see that it contains detailed explanations of the reasons why the Board believes the transaction is in the best interest of the shareholders, as well as information that is important for shareholders when deciding whether to vote for the transaction. This information includes, but is not limited to, financial information, a fairness opinion by the investment bankers, and specific details about the merger agreement itself. The proxy statement also contains information about our directors, management and other matters that require shareholder approval; it essentially provides shareholders with the necessary information to make informed voting decisions at the meeting.

If you are a shareholder of Patterson as of the record date, you will be able to vote on the proposed transaction. And it doesn’t matter how you acquired your shares.

If you own shares as of the record date – either through our ESPP, our former ESOP and now KSOP plan, or were awarded shares as part of your long-term incentive compensation, you will be entitled to vote on the matters contained in the proxy.

Patrick	So when will this shareholder meeting at which shareholders vote on the transaction be held?

Les

Good question Patrick. The date of the meeting has actually not yet been set.

As I mentioned, we filed our “preliminary” proxy statement last Friday. Filing a preliminary proxy statement provides the SEC an opportunity to review the document and provide comments. We expect to get through the SEC review process over the next several weeks. Once we are through that process, we will be able to set the exact date of the shareholder meeting. That said, we presently expect the meeting to be held in April.

In addition, we will then physically mail a proxy statement to all shareholders.

When we hold our annual meeting of shareholders each year, we typically hold a “virtual” shareholder meeting and only mail the proxy statement to individuals who do not want to receive it electronically.

For this meeting – because it is a special shareholder meeting and subject to different SEC rules – we will actually print and mail a proxy statement.

That version of the proxy statement will not only indicate the date of the meeting, but also the location.

Patrick	Very helpful background. So, I have actually tried to read the preliminary proxy statement and it seems there will be 3 proposals for the shareholders to vote on, not just one. What do these three items mean – in plain terms.

Les

Basically Patrick, the three proposals to be voted on, in plain terms, are:

(1)   The merger;

(2)   Adjournment of the meeting to a later date if for some reason there are not enough shares voted in favor of the merger;

(3)   A non-binding advisory vote on executive compensation. This is similar to the say-on-pay advisory vote that happens every year at our annual meeting, but in this case it has to do with executive compensation potentially payable as a result of the transaction itself.

Patrick	How do shareholders vote?

Les	The proxy statement that will be mailed to shareholders will have detailed instructions on how shareholders vote their shares. Basically, if you are a shareholder of record (that is, if your shares of common stock are registered in your name), you may vote or submit a proxy by attending the special meeting and voting in person by ballot, by completing, dating, signing and returning a proxy card or by voting via telephone, or via Internet. Specific information regarding the telephone number and website will be set forth in the proxy materials that will be mailed to shareholders. If your shares are held in “street name” through a broker, you may provide voting instructions through your broker by completing and returning the voting instruction form provided by your broker, or electronically over the Internet or by telephone through your broker.

Patrick	When and how will we know the voting results?

Les

Patterson intends to announce preliminary voting results at the special meeting.

We will also publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting.

We will also send a corporate communication update to employees following the publishing of the final results of the special meeting.

Patrick	What happens if the merger agreement doesn’t go through?

Les	If the merger agreement is not adopted and approved by the shareholders of Patterson, shareholders would not receive any payment for their shares of Patterson common stock. Instead, Patterson would remain a public company, Patterson common stock would continue to be listed and traded on NASDAQ and registered under the Exchange Act, and Patterson would continue to be obligated to file periodic reports with the SEC.

Patrick	Assuming the majority of the shareholders vote for the merger, when do you expect the merger to be completed?

Les	After the shareholder meeting, assuming the transaction has been approved, we would expect to close the transaction within approximately 15 to 20 days after the meeting. We believe this would all still occur in April.

Patrick	Let’s talk money – what do shareholders receive if the merger is completed?

Les

Upon completion of the merger, shareholders (who have not dissented) will be entitled to receive the merger consideration of $31.35 in cash, without interest and less any applicable withholding taxes, for each share of Patterson common stock that they own.

For example, if you own 100 shares of Patterson common stock, you will be entitled to receive $3,135 in cash in exchange for such shares, less any applicable taxes.

Patrick	How will the cash be disbursed?

Les	For Patterson employees who are shareholders and maintain their holdings in eTrade, the balance in your account will be converted from holding shares of Patterson common stock to a cash balance. From there, such individuals will be able to use the funds in the account as you would in any other brokerage account. Whatever account a shareholder uses to hold their Patterson shares will receive the appropriate amount of cash for their shares.

Patrick	We have received a lot of questions around the Employee Stock Ownership Plan, or what is now known as the KSOP. Can employees who own shares through the KSOP vote?

Les	Absolutely. I would think about it this way. If you previously participated in the Patterson’s Employee Stock Ownership Plan (the ESOP) and still own shares as of the record date, you will receive a proxy statement and be able to vote those shares at the meeting.

Patrick	Another question from employees is related to earnings release and quarterly stock dividends, will those continue until the special meeting?

Les	Good question, with different answers. With respect to earnings release, as a public company we will still need to file our Form 10Q for the Third Quarter of FY25 and expect to do so in accordance with our past practice. But with respect to dividends, the merger agreement provides that we cannot declare or pay a dividend without Patient Square’s consent, and we do not expect to declare or pay a dividend again while this transaction is pending.

Patrick

Many are wondering about what will change, what won’t change from now until the shareholder meeting. Let’s go rapid fire . . .

Patterson Foundation Scholarships for Patterson employees – still happening this spring?

Les	The Patterson Foundation is a completely separate entity from Patterson Companies and as such is unaffected by the transactions with Patient Square. Grants and donations may continue as they always do.

Patrick	Will our health insurance change mid-year, after the acquisition?

Les	No, we do not expect there to be any material changes in any of our primary benefit plans – including health benefits – mid-year or as a result of the transaction.

Patrick	How will this impact customers?

Les	While the transaction impacts shareholders, it should not impact our customers. We are the same business after the transaction as we were before, just with different owners. Patient Square understands that the value in Patterson lies in its business and customers.

Patrick	Thanks Les. I know more questions have been submitted about what organizational changes will take place when/if the acquisition takes place, and I know we don’t have the answer to those yet. Can you speculate on when/what/how we will know more about Patient Square’s operating model?

Les

Are you really asking a lawyer to speculate?

Let me maybe answer it this way. Patient Square is committed to helping Patterson live up to its long-term potential as a company and understands how important we are to that goal including the executive team, the senior leadership team, managers, fulfillment center personal, service technicians and of course the lifeblood of Patterson — our sales people.

While we look forward to engaging with Patient Square after the acquisition has closed to develop and understand their operational style, in our conversations with Patient Square, Don and I have continuously explained that Patterson’s most valuable asset – its employees – walk out the door every single day and it is incumbent on us to make sure that they come back the next day.

I have been here for 10 years and there is no doubt that the Patterson culture is both unique and real and what will make us continue to succeed.

Patrick	As we wrap up—what should employees focus on until the special meeting?

Les	Just as Drew and Don shared at the last QBR, our focus needs to continue to be running the business, focusing on your day-to-day responsibilities, work that supports our strategic pillars.

Patrick	Les, thanks for joining me today. We look forward to hearing the results of the vote. Thanks for watching us today. Have a great day!

Forward-Looking Statements

This communication contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning the proposed merger (“Merger”) with Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), and Paradigm Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the ability to consummate the proposed Merger, our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this communication. These uncertainties include, but are not limited to, the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory or shareholder approvals, satisfy the other conditions to the consummation of the Merger or complete necessary financing arrangements; the risk that the Merger disrupts our current plans and operations or diverts management’s attention from its ongoing business; the effects of the Merger on our business, operating results, and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; the risk that our stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any legal proceedings related to the Merger; our dependence on suppliers to manufacture and supply substantially all of the products we sell; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; risks of selling private label products, including the risk of adversely affecting our relationships with suppliers; adverse changes in supplier rebates or other purchasing incentives; the risk of technological and market obsolescence for the products we sell; the risk of failing to innovate and develop new and enhanced software and e-services products; our dependence on positive perceptions of Patterson’s reputation; risks associated with illicit human use of pharmaceutical products we distribute; risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses; turnover or loss of key personnel or highly skilled employees; risks associated with information systems, software products and cyber-security attacks; risks inherent in our growing use of artificial intelligence systems to automate processes and analyze data; adverse impacts of wide-spread public health concerns as we experienced with the COVID-19 pandemic and may experience in the future; risks related to climate change; our ability to comply with restrictive covenants and other limits in our credit agreement; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive dental and animal health supply markets in which we compete; the effects of consolidation within the dental and animal health supply markets; risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control; increases in over-the-counter sales and e-commerce options; risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with health care fraud or other laws and regulations; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with evolving data privacy laws and regulations; tax legislation; risks inherent in international operations, including currency fluctuations; and uncertain macro-economic conditions, including inflationary pressures. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, our Annual Report on Form 10-K for the year ended April 27, 2024 filed with the SEC on June 18, 2024 and our definitive proxy statement for our 2024 annual meeting of shareholders filed with the SEC on August 2, 2024 and our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The information contained in this communication is made only as of the date hereof, even if subsequently made available on our website or otherwise.

Additional Information and Where to Find It

This communication relates to the proposed Merger of Parent and Merger Sub with and into Patterson. A special meeting of the shareholders of Patterson will be announced as promptly as practicable to seek shareholder approval in connection with the proposed Merger. Patterson expects to file with the SEC a definitive proxy statement and other relevant documents in connection with the proposed Merger. Shareholders of Patterson are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Patterson, Parent, Merger Sub and the Merger. Shareholders may obtain a free copy of these materials (when they are available) and other documents filed by Patterson with the SEC at the SEC’s website at www.sec.gov, at Patterson’s website at www.pattersoncompanies.com or by sending a written request to our Corporate Secretary at our principal executive offices at 1031 Mendota Heights Road, St. Paul, MN 55120.

Participants in the Solicitation

Patterson, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the Merger. Information regarding the Company’s directors and executive officers is contained in (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the year ended April 27, 2024 filed with the SEC on June 18, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/891024/000089102424000008/pdco-20240427.htm) and (ii) the “Item No. 1 – Election of Directors,” “Compensation Discussion and Analysis,” and “Security Ownership of Certain Beneficial Owners” section of Patterson’s definitive proxy statement for its 2024 Annual Meeting of Shareholders (the “Annual Meeting Proxy Statement”) filed with the SEC on August 2, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/891024/000114036124035443/pdco-20240916.htm). To the extent that holdings of Patterson’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation of Patterson’s shareholders in connection with the Merger, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the definitive proxy statement and other materials relating to the Merger when they are filed with the SEC. You may obtain free copies of these documents using the sources indicated above in Additional Information and Where to Find It.